Exhibit 99.01

Neuralstem Reports Third Quarter 2017 Fiscal Results and Provides Clinical and Business Update

GERMANTOWN, Md., Nov. 15, 2017 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (NASDAQ:CUR), a biopharmaceutical company focused on the development of nervous system therapies based on its neural stem cell technology, reported its financial results for the three and nine month periods ended September 30, 2017.

“We continue to evaluate the full Phase 2 data set for NSI-189 to determine the optimal development path in major depressive disorder and for other conditions, including Angelman’s Syndrome following highly encouraging preclinical data in that setting.  We expect to provide a detailed update on our corporate strategy, including development and regulatory plans, after our post-phase 2 meeting with the FDA in the first half of 2018,” commented Rich Daly, Chairman and CEO.

“Our recent financing has further extended the company’s cash runway to sufficiently support continued research on NSI-189 and to support operations. We are encouraged by the emerging clinical profile of NSI-189 and look forward to presenting additional clinical data at the upcoming American College of Neuropsychopharmacology in December.”

Recent Corporate & Clinical Highlights & Milestones

  On November 6, 2017, we strengthened our clinical research team with the appointment of David Recker, MD, as Chief Medical Officer. Dr. Recker has more than 20 years of experience in drug development in multiple therapeutic areas including CNS and cell therapy and has been involved in numerous aspects of clinical strategy development, including product registration and marketing support, clinical trial development and execution, data interpretation, key opinion leader development and support.

  On September 18, 2017, Cristina Csimma, Pharm.D, MHP joined the board of directors. Ms. Csimma brings extensive senior leadership experience in the biopharmaceutical industry, including expertise in drug development and regulatory and commercial processes.

  On July 25, 2017, the Company announced top-line results from the exploratory Phase 2 clinical trial examining the efficacy of NSI-189 at 40 mg once daily (QD) and 40 mg twice daily (BID) compared to placebo for the treatment of major depressive disorder (MDD).  The study, which utilized the two-staged sequential parallel comparison design (SPCD), did not meet its primary efficacy endpoint of a statistically significant reduction in depression symptoms on the Montgomery-Asberg Depression Rating Scale (MADRS).  However, as reported in our topline results, the 40 mg QD dose was directionally positive on the MADRS and met statistical significance on several key secondary efficacy endpoints.

  The company plans to present the results of the analysis of the secondary endpoints from the Phase 2 clinical trial of NSI-189 in MDD at a scientific meeting in the fourth quarter of this year.

  Neuralstem plans to meet with the U.S. Food and Drug Administration in the first half of 2018 to discuss the clinical development path for NSI-189.
  Neuralstem intends to submit data on NSI-566, its stem cell therapy product candidate, to FDA and to request Regenerative Medicine Advanced Technology, or RMAT, designation. The RMAT designation, intended to expedite the approval of safe and effective cell therapies, was created by the U.S. Congress as part of the recently-enacted 21st Century Cures Act. Neuralstem is evaluating NSI-566 in three indications: stroke, chronic spinal cord injury (cSCI), and Amyotrophic Lateral Sclerosis (ALS).
  On September 5, 2017, the Company was awarded two additional patents by the United States Patent and Trademark Office (USPTO).  These patents broadly protect methods for using neural stem cells to treat neurodegenerative disorders, a key component of the Company’s platform.  The first new patent, U.S. Patent No. 9,744,194, covers methods of treating neurodegenerative disorders through transplantation of neural stem cells.  The second new patent, U.S. Patent No. 9,750,769, covers neural stem cells engineered to express IGF-1, a neurotrophic molecule with broad therapeutic potential in the treatment of neurodegenerative disorders.

Financial Results for the Third Quarter Ended September 30, 2017

Cash Position and Liquidity:  At September 30, 2017, cash and investments was $14.1 million as compared to $11.4 million at June 30, 2017.  The $2.6 million increase is due to proceeds of $5.4 million, net, from a public offering of common stock and warrants. On August 1, 2017, the Company closed a public offering of 3,000,000 shares of common stock and 2,250,000 common stock purchase warrants at a public purchase price of $2.00 per share and accompanying warrant.  Gross proceeds were $6.0 million and approximately $5.4 million, net.

Operating Loss: Operating loss for the quarter ended September 30, 2017 was $2.6 million compared to a loss of $4.9 million for the same period of 2016.  The decrease in operating loss for the third quarter 2017 was primarily due to a decrease in clinical trial expenses related to the completion of the Phase 2 clinical trial of NSI-189 in MDD coupled with ongoing corporate restructuring and cost reduction efforts.

Operating loss for the nine months ended September 30, 2017 was $11.0 million compared to a loss of $15.0 million for the same period of 2016.  The decrease in operating loss for the nine-month period was primarily due to ongoing corporate restructuring and cost reduction efforts partially offset by increases in clinical trial expenses as the Company completed the Phase 2 clinical trial of NSI-189.

Net Loss:  Net loss for the quarter ended September 30, 2017 was $0.1 million, or $0.01 per share (basic) compared to a loss of $5.2 million, or $0.59 per share (basic), on a split adjusted basis for the same period of 2016.  The decrease in net loss was primarily due to a decrease in operating expenses along with a $2.7 million non-cash, gain resulting from the fair value adjustment of outstanding liability classified stock purchase warrants.

Net loss for the nine months ended September 30, 2017 was $12.4 million, or $1.00 per share (basic), compared to a loss of $15.7 million, or $1.96 per share (basic), on a split adjusted basis for the same period of 2016.  The decrease in net loss was primarily due to a decrease in operating expenses and interest expense due to the maturity of long-term debt in April 2017.

R&D Expenses: The $2.2 million, or 61% decrease, in research and development expenses for the quarter ended September 30, 2017, as compared to the comparable period of 2016, was primarily attributable to a $1.7 million decrease in clinical trial expenses due to the completion of NSI-189 Phase 2 clinical trial, a $0.3 million decrease in personnel, facility and other expenses related to ongoing corporate restructuring and cost reduction efforts and a $0.2 million decrease in non-cash stock based compensation expense.

The $2.3 million, or 25% decrease, in research and development expenses for the nine months ended September 30, 2017, as compared to the comparable period of 2016, was primarily attributable to a $2.2 million decrease in personnel, facility and other expenses related to ongoing corporate restructuring and cost reduction efforts and a $0.4 million decrease in non-cash stock based compensation expense partially offset by a $0.3 million increase in clinical trial expenses related to the completion of the Phase 2 clinical trial of NSI-189.

G&A Expenses:  The $0.1 million, or 9% decrease, in general and administrative expenses for the quarter ended September 30, 2017, as compared to the comparable period of 2016, was primarily attributable to a decrease in cash based board of directors fees.

The $1.7 million, or 29% decrease, in general and administrative expenses for the nine months ended September 30, 2017 as compared to the comparable period of 2016 was primarily attributable to a $1.0 million decrease in non-cash stock based compensation expense coupled with a $0.8 million decrease in personnel related expense as a result of headcount reductions.

Unaudited Condensed Consolidated Balance Sheets

	September 30, 2017	December 31, 2016

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,063,710	$15,194,949
Short-term investments	5,000,000	5,000,000
Trade and other receivables	37,458	10,491
Current portion of related party receivable, net of discount	57,291	53,081
Prepaid expenses	548,766	646,195
Total current assets	14,707,225	20,904,716

Property and equipment, net	196,191	269,557
Patents, net	915,457	990,153
Related party receivable, net of discount and current portion	356,174	424,240
Other assets	13,719	15,662
Total assets	$16,188,766	$22,604,328

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,476,683	$2,343,936
Accrued bonuses	-	852,963
Current portion of long-term debt, net of fees and discount	-	3,705,787
Other current liabilities	358,044	430,738
Total current liabilities	1,834,727	7,333,424

Derivative liabilities	2,785,863	3,921,917
Other long-term liabilities	3,400	18,209
Total liabilities	4,623,990	11,273,550

STOCKHOLDERS' EQUITY
Convertible preferred stock, 7,000,000 shares authorized, $0.01 par value; 1,000,000 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	10,000	10,000
Common stock, $0.01 par value; 300 million shares authorized, 15,146,027 and 11,032,858 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	151,460	110,329
Additional paid-in capital	216,784,493	204,239,837
Accumulated other comprehensive income	2,345	3,905
Accumulated deficit	(205,383,522)	(193,033,293)
Total stockholders' equity	11,564,776	11,330,778
Total liabilities and stockholders' equity	$16,188,766	$22,604,328

Neuralstem, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues	$2,500	$2,500	$7,500	$7,500

Operating expenses:
Research and development expenses	1,383,863	3,589,793	6,871,028	9,130,012
General and administrative expenses	1,206,510	1,329,712	4,174,583	5,862,374
Total operating expenses	2,590,373	4,919,505	11,045,611	14,992,386
Operating loss	(2,587,873)	(4,917,005)	(11,038,111)	(14,984,886)

Other income (expense):
Interest income	18,099	17,293	52,995	41,862
Interest expense	(1,383)	(240,462)	(155,843)	(949,375)
Change in fair value of derivative instruments	2,679,770	(538,261)	(403,155)	219,014
Gain on related party settlement	-	458,608	-	458,608
Fees related to issuance of derivative liabilities, warrant inducement and other expenses	(242,396)	(456)	(806,115)	(463,798)
Total other income (expense)	2,454,090	(303,278)	(1,312,118)	(693,689)

Net loss	$(133,783)	$(5,220,283)	$(12,350,229)	$(15,678,575)

Net loss per share - basic	$(0.01)	$(0.59)	$(1.00)	$(1.96)
Net loss per share - diluted	$(0.18)	$(0.59)	$(1.00)	$(1.96)

Weighted average common shares outstanding - basic	14,060,844	8,835,045	12,380,054	8,019,153
Weighted average common shares outstanding - diluted	14,163,072	8,835,045	12,380,054	8,019,153

Comprehensive loss:
Net loss	$(133,783)	$(5,220,283)	$(12,350,229)	$(15,678,575)
Foreign currency translation adjustment	(1,005)	21	(1,560)	1,516
Comprehensive loss	$(134,788)	$(5,220,262)	$(12,351,789)	$(15,677,059)

About Neuralstem
Neuralstem is a clinical-stage biopharmaceutical company developing novel treatments for nervous system diseases of high unmet medical need.  NSI-189 is a small molecule in clinical development for major depressive disorder (MDD) and in preclinical development for Angelman syndrome, irradiation-induced cognitive impairment, Type 1 and Type 2 diabetes, and stroke.

NSI-566 is a stem cell therapy being tested for treatment of paralysis in stroke, chronic spinal cord injury (cSCI) and Amyotrophic Lateral Sclerosis (ALS).  Neuralstem’s diversified portfolio of product candidates is based on its proprietary neural stem cell technology.

Cautionary Statement Regarding Forward Looking Information
This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2016, and Form 10-Q for the three and nine months ended September 30, 2017, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:
Kimberly Minarovich
Argot Partners (Investor Relations)
212-600-1902
kimberly@argotpartners.com